Exhibit 3.4

                                   EXHIBIT "C"

                             RESOLUTIONS ADOPTED BY
                              BOARD OF DIRECTORS OF
                           PENTEGRA DENTAL GROUP, INC.
                            AT SPECIAL CALLED MEETING
                                 ON JUNE 7, 2000

                              AMENDMENT OF BYLAWS
                    REMOVAL OF MAJORITY DENTIST REQUIREMENT

     WHEREAS, the current Bylaws require that a majority of the members of the Board of Directors be dentists affiliated with dental practices of the Company; and

     WHEREAS, the Directors have reviewed and discussed the new requirements of the American Stock Exchange and more importantly the recent changes promulgated by AMEX and the Securities and Exchange Commission related to the requirement that a certain number of the Directors of the Company have certain qualifications and independence; and,

     WHEREAS, the Company's management and Board believe that the requirement of a majority of dentists on the Board no longer suites the needs of the Company;

IT IS THEREFORE,

     RESOLVED, in accordance with Article 7, Section 11 (Amendment of Bylaws), that Article Three, Section 2 (Directors Qualification, Election and Term) of the Corporation's Bylaws shall be amended and restated so that it reads in its entirety as follows:

     "SECTION 2. QUALIFICATION; ELECTION; TERM. None of the Directors need be a stockholder of the Corporation or a resident of the State of Delaware. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes (Class A, Class B and Class C), as nearly equal in number as possible, as determined by the Board of Directors, one class to hold office initially for a term expiring at the Annual Meeting of stockholders to be held in 1998, another class to hold office initially for a term expiring at the Annual Meeting of stockholders to be held in 1999 and another class to hold office for a term expiring at the Annual Meeting of stockholders to be held in 2000, with members of each Class to hold office until whichever of the following occurs first: his successor is elected and qualified, his resignation, his removal from office by the stockholders or his death. At each Annual Meeting of stockholders of the Corporation, the successors to the Class of Directors whose term expires at the meeting shall be elected to hold office for a term expiring at the Annual Meeting of stockholders held in the third year following the year of their election. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of Directors at any annual or special meeting of stockholders. Such election shall be by written ballot."